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                                                                    EXHIBIT 99.1



HOUSTON--(BUSINESS WIRE)--April 20, 2004--W-H Energy Services, Inc. (NYSE:WHQ) today announced the sale of Well Safe, Inc. to H.I.G. Capital, a private equity firm, for cash consideration of approximately $28 million. The sale of Well Safe is part of W-H's strategy to divest its maintenance and safety businesses. Acquired by W-H Energy in 1990, Well Safe provides electronic detection and monitoring equipment, breathing units and related safety services primarily to the petrochemical industry in the Gulf Coast Region of the United States.

W-H Energy is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. Onshore operations are currently focused in the United States, Canada, Brazil, Europe, North Africa and the Middle East; offshore operations are located in the Gulf of Mexico, North Sea, Persian Gulf, Gulf of Suez and the Mediterranean Sea and off the coast of Brazil.

Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, the development and implementation of new technologies and weather conditions in offshore markets. These risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.

CONTACT: W-H Energy Services, Inc., Houston
Shawn M. Housley, 713-974-9071